Exhibit 99.1
FOR IMMEDIATE RELEASE
AMERICAN COASTAL INSURANCE CORPORATION REPORTS FINANCIAL RESULTS
FOR ITS SECOND QUARTER ENDED JUNE 30, 2023

Company to Host Quarterly Conference Call at 5:00 P.M. ET on August 10, 2023
The information in this press release should be read in conjunction with an investor presentation that is available on the Company's website at investors.amcoastal.com/Presentations.

St. Petersburg, FL - August 10, 2023: American Coastal Insurance Corporation (Nasdaq: UIHC) ("ACIC" or "the Company"), a property and casualty insurance holding company, today reported its financial results for the second quarter ended June 30, 2023. On February 27, 2023, the Florida Department of Financial Services was appointed as receiver of the Company's former subsidiary, United Property & Casualty Insurance Company ("UPC"). As such, prior year financial results have been recast to reflect the activity of UPC and activities related directly to supporting the business conducted by UPC within discontinued operations.

($ in thousands, except for per share data)	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2023	2022	Change	2023	2022	Change
Gross premiums written	$243,885	$207,632	17.5%	$431,008	$350,046	23.1%
Gross premiums earned	$158,199	$129,483	22.2%	$302,675	$252,216	20.0%
Net premiums earned	$83,169	$64,532	28.9%	$170,493	$122,278	39.4%
Total revenues	$79,295	$63,910	24.1%	$169,615	$122,342	38.6%
Earnings from continuing operations, net of tax	$22,605	$5,844	286.8%	$54,274	$5,571	NM
Income (loss) from discontinued operations, net of tax	$(4,358)	$(74,899)	94.2%	$224,851	$(107,883)	NM
Consolidated net income (loss) attributable to ACIC	$18,247	$(69,029)	NM	$279,125	$(102,201)	NM

Net income (loss) available to ACIC stockholders per diluted share
Continuing Operations	$0.52	$0.14	NM	$1.24	$0.13	NM
Discontinued Operations	$(0.10)	$(1.74)	94.3%	5.15	(2.50)	NM
Total	$0.42	$(1.60)	NM	$6.39	$(2.37)	NM

Reconciliation of net income (loss) to core income (loss):
Plus: Non-cash amortization of intangible assets	$811	$812	(0.1)%	$1,623	$1,624	(0.1)%
Less: Income (loss) from discontinued operations, net of tax	$(4,358)	$(74,899)	94.2%	$224,851	$(107,883)	NM
Less: Net realized losses on investment portfolio	$(6,725)	$(77)	NM	$(6,808)	$(40)	NM
Less: Unrealized gains (losses) on equity securities	$141	$(2,391)	NM	$615	$(3,161)	NM
Less: Net tax impact (1)	$1,553	$689	NM	$1,641	$1,013	62.0%
Core income (2)	$28,447	$8,461	236.2%	$60,449	$9,494	536.7%
Core income per diluted share (2)	$0.65	$0.20	225.0%	$1.38	$0.22	527.3%

Book value per share				$2.45	$3.85	NM
NM = Not Meaningful
(1) In order to reconcile net income (loss) to the core income measures, the Company included the tax impact of all adjustments using the 21% federal corporate tax rate.
(2) Core income, and core income per diluted share, both of which are measures that are not based on GAAP, are reconciled above to net income (loss) and net income (loss) per diluted share, respectively, the most directly comparable GAAP measures. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

Exhibit 99.1
Comment from Chief Executive Officer, Dan Peed: “The second quarter continued to demonstrate the strength of American Coastal Insurance Company’s (“American Coastal”) portfolio. Our commercial lines segment ended the quarter with favorable reserve development, a trend that continues as a result of our strong partnerships with leading industry insurance professionals, and strategic efforts to manage loss costs. Our core return on equity at June 30 was 310.7% with core income of $28.4 million. While we saw a modest loss in our personal lines segment, Interboro experienced lower underlying combined ratios. Nevertheless, we continue our efforts to divest Interboro and further the group’s transition to a specialty insurer.” Peed continued, “during the second quarter we successfully completed our 2023-2024 catastrophe reinsurance program while maintaining American Coastal’s coverage at approximately the 1-in167-year event and $10 million retention per occurrence for first event coverage. The Company also rejoined the Russell 3000 and Russell 2000 Index. We are optimistic about the future and steadfastly work to maintain our number one market share in Florida Condominium Associations. Finally, as announced on July 27th, we changed our name to American Coastal Insurance Corporation, and effective August 15th we will begin trading under the ticker symbol ACIC.”

Return on Equity and Core Return on Equity

The calculations of the Company's return on equity and core return on equity are shown below.

($ in thousands)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Income from continuing operations, net of tax	$22,605	$5,844	$54,274	$5,571
Return on equity based on GAAP earnings from continuing operations, net of tax (1)	246.9%	8.3%	296.4%	3.9%

Income (loss) from discontinued operations, net of tax	$(4,358)	$(74,899)	$224,851	$(107,883)
Return on equity based on GAAP income (loss) from discontinued operations, net of tax (1)	(47.6)%	(105.8)%	NM	(76.2)%

Consolidated net income (loss) attributable to ACIC	$18,247	$(69,029)	$279,125	$(102,201)
Return on equity based on GAAP net income (loss) attributable to ACIC (1)	199.3%	(97.5)%	NM	(72.2)%

Core income	$28,447	$8,461	$60,449	$9,494
Core return on equity (1)(2)	310.7%	12.0%	330.1%	6.7%
(1) Return on equity for the three and six months ended June 30, 2023 and 2022 is calculated on an annualized basis by dividing the net income (loss) or core income for the period by the average stockholders' equity for the trailing twelve months.
(2) Core return on equity, a measure that is not based on GAAP, is calculated based on core income (loss), which is reconciled on the first page of this press release to net income (loss), the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section below.

Exhibit 99.1
Combined Ratio and Underlying Ratio

The calculations of the Company's combined ratio and underlying combined ratio on a consolidated basis and attributable to both the Company's personal lines and commercial residential property and casualty insurance policies (commercial lines) operating segments are shown below.

($ in thousands)	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2023	2022	Change		2023	2022	Change
Consolidated
Loss ratio, net(1)	25.1%	21.7%	3.4	pts	21.9%	33.0%	(11.1)	pts
Expense ratio, net(2)	42.6%	55.2%	(12.6)	pts	43.0%	55.3%	(12.3)	pts
Combined ratio (CR)(3)	67.7%	76.9%	(9.2)	pts	64.9%	88.3%	(23.4)	pts
Effect of current year catastrophe losses on CR	7.9%	(3.3)%	11.2	pts	5.4%	2.8%	2.6	pts
Effect of prior year unfavorable (favorable) development on CR	(6.2)%	(6.0)%	(0.2)	pts	(4.9)%	(5.7)%	0.8	pts
Underlying combined ratio(4)	66.0%	86.2%	(20.2)	pts	64.4%	91.2%	(26.8)	pts

Personal Lines
Loss ratio, net(1)	50.9%	44.6%	6.3	pts	40.2%	71.1%	(30.9)	pts
Expense ratio, net(2)	81.2%	88.1%	(6.9)	pts	95.9%	90.7%	5.2	pts
Combined ratio (CR)(3)	132.1%	132.7%	(0.6)	pts	136.1%	161.8%	(25.7)	pts
Effect of current year catastrophe losses on CR	3.7%	3.6%	0.1	pts	4.8%	11.4%	(6.6)	pts
Effect of prior year unfavorable (favorable) development on CR	2.0%	(15.2)%	17.2	pts	(1.2)%	(12.8)%	11.6	pts
Underlying combined ratio(4)	126.4%	144.3%	(17.9)	pts	132.5%	163.2%	(30.7)	pts

Commercial Lines
Loss ratio, net(1)	22.0%	15.9%	6.1	pts	19.7%	23.0%	(3.3)	pts
Expense ratio, net(2)	37.4%	45.6%	(8.2)	pts	36.5%	45.0%	(8.5)	pts
Combined ratio (CR)(3)	59.4%	61.5%	(2.1)	pts	56.2%	68.0%	(11.8)	pts
Effect of current year catastrophe losses on CR	8.4%	(5.0)%	13.4	pts	5.4%	0.5%	4.9	pts
Effect of prior year favorable development on CR	(7.2)%	(3.7)%	(3.5)	pts	(5.3)%	(3.8)%	(1.5)	pts
Underlying combined ratio(5)	58.2%	70.2%	(12.0)	pts	56.1%	71.3%	(15.2)	pts
(1) Loss ratio, net is calculated as losses and loss adjustment expenses (LAE), net of losses ceded to reinsurers, relative to net premiums earned.
(2) Expense ratio, net is calculated as the sum of all operating expenses less interest expense relative to net premiums earned.
(3) Combined ratio is the sum of the loss ratio, net and expense ratio, net.
(4) Underlying combined ratio, a measure that is not based on GAAP, is reconciled above to the combined ratio, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

Exhibit 99.1
Combined Ratio Analysis

The calculations of the Company's loss ratios and underlying loss ratios are shown below.

($ in thousands)	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2023	2022	Change		2023	2022	Change
Loss and LAE	$20,915	$14,032	$6,883		$37,327	$40,347	$(3,020)
% of Gross earned premiums	13.2%	10.8%	2.4	pts	12.3%	16.0%	(3.7)	pts
% of Net earned premiums	25.1%	21.7%	3.4	pts	21.9%	33.0%	(11.1)	pts
Less:
Current year catastrophe losses	$6,540	$(2,112)	$8,652		$9,155	$3,416	$5,739
Prior year reserve unfavorable (favorable) development	(5,151)	(3,877)	(1,274)		(8,316)	(6,941)	(1,375)
Underlying loss and LAE (1)	$19,526	$20,021	$(495)		$36,488	$43,872	$(7,384)
% of Gross earned premiums	12.3%	15.5%	(3.2)	pts	12.1%	17.4%	(5.3)	pts
% of Net earned premiums	23.5%	31.0%	(7.5)	pts	21.4%	35.9%	(14.5)	pts
(1) Underlying loss and LAE is a non-GAAP financial measure and is reconciled above to loss and LAE, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

The calculations of the Company's expense ratios are shown below.

($ in thousands)	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2023	2022	Change		2023	2022	Change
Policy acquisition costs	$25,545	$23,570	$1,975		$52,517	$43,878	$8,639
Operating and underwriting	3,274	3,820	(546)		5,442	7,527	(2,085)
General and administrative	6,583	8,208	(1,625)		15,376	16,272	(896)
Total Operating Expenses	$35,402	$35,598	$(196)		$73,335	$67,677	$5,658
% of Gross earned premiums	22.4%	27.5%	(5.1)	pts	24.2%	26.8%	(2.6)	pts
% of Net earned premiums	42.6%	55.2%	(12.6)	pts	43.0%	55.3%	(12.3)	pts

Exhibit 99.1

Quarterly Financial Results
Net income attributable to the Company for the second quarter of 2023 was $18.2 million, or $0.42 per diluted share, compared to a net loss of $69.0 million, or $1.60 per diluted share, for the second quarter of 2022. Of this income, $22.6 million is attributable to continuing operations for the three months ended June 30, 2023, an increase of $16.8 million from net income of $5.8 million for the same period in 2022. Drivers of net income from continuing operations during the second quarter of 2023 included increased gross premiums earned, a decrease in our provision for taxes driven by the recognition of a valuation allowance against our deferred tax assets during 2022 that did not reoccur in 2023. and decreases in both operating and administrative costs, as described below. This was partially offset by increases in loss and LAE driven by increased catastrophe losses and increased policy acquisition costs, as described below. In addition to continuing operations, we recognized a loss from discontinued operations of $4.4 million, driven by the deconsolidation of activities related directly to supporting the business conducted by UPC.

The Company's total gross written premium increased by $36.3 million, or 17.5%, to $243.9 million for the second quarter of 2023, from $207.6 million for the second quarter of 2022. This increase was driven primarily by an increase in our commercial premiums written, as we focus on transitioning towards a specialty commercial lines underwriter. The breakdown of the quarter-over-quarter changes in both direct written and assumed premiums by state and gross written premium by line of business are shown in the table below.

($ in thousands)	Three Months Ended June 30,
	2023	2022	Change $	Change %
Direct Written and Assumed Premium by State (1)
Florida	$236,766	$179,188	$57,578	32.1%
New York	7,063	4,984	2,079	41.7
Texas	—	1,803	(1,803)	(100.0)
South Carolina	—	(78)	78	(100.0)
Total direct written premium by state	243,829	185,897	57,932	31.2
Assumed premium (2)	56	21,735	(21,679)	(99.7)
Total gross written premium by state	$243,885	$207,632	$36,253	17.5%

Gross Written Premium by Line of Business
Commercial property	$236,822	$181,067	$55,755	30.8%
Personal property	7,063	26,565	(19,502)	(73.4)
Total gross written premium by line of business	$243,885	$207,632	$36,253	17.5%
(1) We are no longer writing in Texas or South Carolina as of May 31, 2022.
(2) Assumed premium written for 2023 primarily included commercial property business assumed from unaffiliated insurers. Assumed premium written for 2022 primarily included personal property business assumed from our former subsidiary, UPC.

Loss and LAE increased by $6.9 million, or 49.3%, to $20.9 million for the second quarter of 2023, from $14.0 million for the second quarter of 2022. Loss and LAE expense as a percentage of net earned premiums increased 3.4 points to 25.1% for the second quarter of 2023, compared to 21.7% for the second quarter of 2022. Excluding catastrophe losses and reserve development, the Company's gross underlying loss and LAE ratio for the second quarter of 2023 would have been 12.3%, a decrease of 3.2 points from 15.5% during the second quarter of 2022.

Policy acquisition costs increased by $1.9 million, or 8.1%, to $25.5 million for the second quarter of 2023, from $23.6 million for the second quarter of 2022, primarily due to an increase in external management fees incurred related to an increase in our commercial lines gross written premium during the second quarter of 2023. In addition, we experienced increases in agent commissions, policy administration fees and premium taxes driven by increased written premium quarter-over-quarter. These increases were partially offset by an increase in reinsurance commission income driven by our quota share coverage entered into in the second quarter of 2023 in our commercial lines business.

Exhibit 99.1
Operating and underwriting expenses decreased by $0.5 million, or 13.2%, to $3.3 million for the second quarter of 2023, from $3.8 million for the second quarter of 2022, primarily due to decreased investments in technology quarter-over-quarter.

General and administrative expenses decreased by $1.6 million, or 19.5%, to $6.6 million for the second quarter of 2023, from $8.2 million for the second quarter of 2022, driven by a decrease in salary related expenses attributable to decreased headcount quarter-over-quarter. In addition, costs for professional services provided by external vendors decreased quarter-over-quarter.

Commercial Lines Operating Segment Highlights

Pre-tax earnings attributable to the Company's commercial lines operating segment totaled $25.4 million for the second quarter of 2023 compared to $18.8 million for the second quarter of 2022. This increase can be attributed to increased gross premiums earned of $32.6 million, as the Company transitions towards becoming a specialty commercial lines underwriter.

This increased premium was partially offset by increased policy acquisition costs of $3.6 million, driven by increases in external management fees as a result of the increased premiums, partially offset by reinsurance commission income earned. In addition, Loss and LAE incurred increased $8.1 million, driven by ongoing handling of prior year catastrophe losses. Operating and underwriting and general and administrative expenses remained relatively flat, with a net increase of $584 thousand experienced quarter-over-quarter.

Personal Lines Operating Segment Highlights

Pre-tax loss attributable to the Company's personal lines operating segment totaled $1.3 million for the second quarter of 2023 compared to a pre-tax loss of $3.7 million for the second quarter of 2022. Drivers of the quarter-over-quarter decrease in pre-tax loss included: a decrease in administrative costs of $1.5 million, driven by decreased salary related expenses and costs for professional services provided by external vendors, a decrease in policy acquisition costs of $1.6 million driven by ceding commission income earned, partially offset by increased agent commission and policy administration costs, a decrease in loss and LAE incurred of $1.2 million due to decreased non-catastrophe losses and a decrease in operating expenses of $938 thousand driven by decreased investments in technology and underwriting expenses. This was partially offset by a $3.9 million decrease in gross premiums earned quarter-over-quarter. All of these changes can be attributed to the Company's shift towards becoming a specialty commercial lines underwriter, resulting in reduced writings, exposure, and lower costs associated with the servicing of this business.

Reinsurance Costs as a Percentage of Gross Earned Premium

Reinsurance costs as a percentage of gross earned premium in the second quarter of 2023 and 2022 were as follows:

	2023	2022
Non-at-Risk	(0.5)%	(0.6)%
Quota Share	(14.4)%	(14.2)%
All Other	(32.5)%	(35.4)%
Total Ceding Ratio	(47.4)%	(50.2)%

Ceded premiums earned related to the Company's catastrophe program decreased, driven by the need for less coverage for the 2023-2024 treaty year for the reduction in the geographic footprint and exposure, as well as the utilization of quota share reinsurance coverage for our commercial lines operating segment.

Exhibit 99.1
Reinsurance costs as a percentage of gross earned premium in the second quarter of 2023 and 2022 for the Company's personal lines and commercial lines operating segments were as follows:

	Personal		Commercial
	2023	2022	2023	2022
Non-at-Risk	(2.0)%	(1.1)%	(0.4)%	(0.5)%
Quota Share	—%	—%	(15.6)%	(16.3)%
All Other	(23.9)%	(18.5)%	(33.2)%	(37.8)%
Total Ceding Ratio	(25.9)%	(19.6)%	(49.2)%	(54.6)%

Investment Portfolio Highlights

The Company's cash, restricted cash and investment holdings decreased from $340.9 million at December 31, 2022 to $241.7 million at June 30, 2023. The Company's cash and investment holdings consist of investments in U.S. government and agency securities, corporate debt and investment grade money market instruments. Fixed maturities represented approximately 97.8% of total investments at June 30, 2023 compared to 91% of total investments at December 31, 2022. The Company's fixed maturity investments had a modified duration of 4.1 years at June 30, 2023 compared to 4.0 years at December 31, 2022.

Book Value Analysis

Book value per common share increased 158.3% from $(4.21) at December 31, 2022, to $2.45 at June 30, 2023. Underlying book value per common share increased 184.2% from $(3.49) at December 31, 2022 to $2.94 at June 30, 2023. An increase in the Company's retained earnings as the result of net income from both continuing and discontinued operations in the first half of 2023 drove the increase in the Company's book value per share. As shown in the table below, removing the effect of AOCI increases the Company's book value per common share, as the Company has experienced unfavorable capital market conditions resulting in an accumulated other comprehensive loss position at June 30, 2023.

($ in thousands, except for share and per share data)	June 30, 2023	December 31, 2022

Book Value per Share
Numerator:
Common stockholders' equity attributable to ACIC	$106,462	$(182,039)
Denominator:
Total Shares Outstanding	43,406,486	43,280,173
Book Value Per Common Share	$2.45	$(4.21)

Book Value per Share, Excluding the Impact of Accumulated Other Comprehensive Income (AOCI)
Numerator:
Common stockholders' equity attributable to ACIC	$106,462	$(182,039)
Less: Accumulated other comprehensive loss	(21,072)	(30,947)
Stockholders' Equity, excluding AOCI	$127,534	$(151,092)
Denominator:
Total Shares Outstanding	43,406,486	43,280,173
Underlying Book Value Per Common Share(1)	$2.94	$(3.49)
(1) Underlying book value per common share is a non-GAAP financial measure and is reconciled above to book value per common share, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section below.

Exhibit 99.1

Conference Call Details

Date and Time:    August 10, 2023 - 5:00 P.M. ET

Participant Dial-In:    (United States): 877-445-9755
    (International): 201-493-6744

Webcast:    To listen to the live webcast, please go to http://investors.amcoastal.com and click on the conference call link at the top of the page or go to: https://event.webcasts.com/starthere.jsp?ei=1626191&tp_key=0b57a76f37

An archive of the webcast will be available for a limited period of time thereafter.

Presentation:     The information in this press release should be read in conjunction with an investor presentation that is available on the Company's website at investors.amcoastal.com/Presentations.

About American Coastal Insurance Corporation

American Coastal Insurance Corporation (amcoastal.com) is the holding company of the insurance carrier, American Coastal Insurance Company, which was founded in 2007 for the purpose of insuring Condominium and Homeowner Association properties, and apartments in the state of Florida. American Coastal Insurance Company has an exclusive partnership for distribution of Condominium Association properties in the state of Florida with AmRisc Group (amriscgroup.com), a subsidiary of Truist Insurance Holdings, one of the largest Managing General Agents in the country specializing in hurricane-exposed properties. American Coastal Insurance Company has earned a Financial Stability Rating of ‘A, Exceptional’ from Demotech.

American Coastal Insurance Corporation’s portfolio of investments also includes Interboro Insurance Company, a New York domiciled personal lines carrier founded in 1914.

Contact Information:
Alexander Baty
Director of Financial Reporting, American Coastal Insurance Corp.
abaty@amcoastal.com
(727) 895-7737

Karin Daly
Investor Relations, Vice President, The Equity Group
kdaly@equityny.com
(212) 836-9623

Exhibit 99.1

Definitions of Non-GAAP Measures

The Company believes that investors' understanding of ACIC's performance is enhanced by the Company's disclosure of the following non-GAAP measures. The Company's methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Net income (loss) excluding the effects of amortization of intangible assets, income (loss) from discontinued operations, realized gains (losses) and unrealized gains (losses) on equity securities, net of tax (core income (loss)) is a non-GAAP measure that is computed by adding amortization, net of tax, to net income (loss) and subtracting income (loss) from discontinued operations, net of tax, realized gains (losses) on the Company's investment portfolio, net of tax, and unrealized gains (losses) on the Company's equity securities, net of tax, from net income (loss). Amortization expense is related to the amortization of intangible assets acquired, including goodwill, through mergers and, therefore, the expense does not arise through normal operations. Investment portfolio gains (losses) and unrealized equity security gains (losses) vary independent of the Company's operations. The Company believes it is useful for investors to evaluate these components both separately and in the aggregate when reviewing the Company's performance. The most directly comparable GAAP measure is net income (loss). The core income (loss) measure should not be considered a substitute for net income (loss) and does not reflect the overall profitability of the Company's business.

Core return on equity is a non-GAAP ratio calculated using non-GAAP measures. It is calculated by dividing the core income (loss) for the period by the average stockholders’ equity for the trailing twelve months (or one quarter of such average, in the case of quarterly periods). Core income (loss) is an after-tax non-GAAP measure that is calculated by excluding from net income (loss) the effect of income (loss) from discontinued operations, net of tax, non-cash amortization of intangible assets, including goodwill, unrealized gains or losses on the Company's equity security investments and net realized gains or losses on the Company's investment portfolio. In the opinion of the Company’s management, core income (loss), core income (loss) per share and core return on equity are meaningful indicators to investors of the Company's underwriting and operating results, since the excluded items are not necessarily indicative of operating trends. Internally, the Company’s management uses core income (loss), core income (loss) per share and core return on equity to evaluate performance against historical results and establish financial targets on a consolidated basis. The most directly comparable GAAP measure is return on equity. The core return on equity measure should not be considered a substitute for return on equity and does not reflect the overall profitability of the Company's business.

Combined ratio excluding the effects of current year catastrophe losses and prior year reserve development (underlying combined ratio) is a non-GAAP measure, that is computed by subtracting the effect of current year catastrophe losses and prior year development from the combined ratio. The Company believes that this ratio is useful to investors, and it is used by management to highlight the trends in the Company's business that may be obscured by current year catastrophe losses and prior year development. Current year catastrophe losses cause the Company's loss trends to vary significantly between periods as a result of their frequency of occurrence and severity and can have a significant impact on the combined ratio. Prior year development is caused by unexpected loss development on historical reserves. The Company believes it is useful for investors to evaluate these components both separately and in the aggregate when reviewing the Company's performance. The most directly comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered as a substitute for the combined ratio and does not reflect the overall profitability of the Company's business.

Net loss and LAE excluding the effects of current year catastrophe losses and prior year reserve development (underlying loss and LAE) is a non-GAAP measure that is computed by subtracting the effect of current year catastrophe losses and prior year reserve development from net loss and LAE. The Company uses underlying loss and LAE figures to analyze the Company's loss trends that may be impacted by current year catastrophe losses and prior year development on the Company's reserves. As discussed previously, these two items can have a significant impact on the Company's loss trends in a given period. The Company believes it is useful for investors to evaluate these components both separately and in the aggregate when reviewing the Company's performance. The most directly comparable GAAP measure is net loss and LAE. The underlying loss and LAE measure should not be considered a substitute for net loss and LAE and does not reflect the overall profitability of the Company's business.

Exhibit 99.1

Book value per common share, excluding the impact of accumulated other comprehensive loss (underlying book value per common share), is a non-GAAP measure that is computed by dividing common stockholders' equity after excluding accumulated other comprehensive income (loss), by total common shares outstanding plus dilutive potential common shares outstanding. The Company uses the trend in book value per common share, excluding the impact of accumulated other comprehensive income (loss), in conjunction with book value per common share to identify and analyze the change in net worth attributable to management efforts between periods. The Company believes this non-GAAP measure is useful to investors because it eliminates the effect of interest rates that can fluctuate significantly from period to period and are generally driven by economic and financial factors that are not influenced by management. Book value per common share is the most directly comparable GAAP measure. Book value per common share, excluding the impact of accumulated other comprehensive income (loss), should not be considered a substitute for book value per common share and does not reflect the recorded net worth of the Company's business.

Forward-Looking Statements

Statements made in this press release, or on the conference call identified above, and otherwise, that are not historical facts are “forward-looking statements”. The Company believes these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions, or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those expressed in, or implied by, the forward-looking statements. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words such as “may,” “will,” “expect,” "endeavor," "project," “believe,” "plan," “anticipate,” “intend,” “could,” “would,” “estimate” or “continue” or the negative variations thereof or comparable terminology. Factors that could cause actual results to differ materially may be found in the Company's filings with the U.S. Securities and Exchange Commission, in the “Risk Factors” section in the Company's most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date on which they are made, and, except as required by applicable law, the Company undertakes no obligation to update or revise any forward-looking statements.

Exhibit 99.1
Consolidated Statements of Comprehensive Income (Loss)
In thousands, except share and per share amounts

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
REVENUE:
Gross premiums written	$243,885	$207,632	$431,008	$350,046
Change in gross unearned premiums	(85,686)	(78,149)	(128,333)	(97,830)
Gross premiums earned	158,199	129,483	302,675	252,216
Ceded premiums earned	(75,030)	(64,951)	(132,182)	(129,938)
Net premiums earned	83,169	64,532	170,493	122,278
Net investment income	2,692	1,839	5,281	3,243
Net realized investment losses	(6,725)	(77)	(6,808)	(40)
Net unrealized gains (losses) on equity securities	141	(2,391)	615	(3,161)
Other revenue	18	7	34	22
Total revenues	$79,295	$63,910	$169,615	$122,342
EXPENSES:
Losses and loss adjustment expenses	20,915	14,032	37,327	40,347
Policy acquisition costs	25,545	23,570	52,517	43,878
Operating expenses	3,274	3,820	5,442	7,527
General and administrative expenses	6,583	8,208	15,376	16,272
Interest expense	2,719	2,363	5,438	4,722
Total expenses	59,036	51,993	116,100	112,746
Income before other income	20,259	11,917	53,515	9,596
Other income	806	258	1,394	1,591
Income before income taxes	21,065	12,175	54,909	11,187
Provision (benefit) for income taxes	(1,540)	6,331	635	5,616
Income from continuing operations, net of tax	$22,605	$5,844	$54,274	$5,571
Income (loss) from discontinued operations, net of tax	(4,358)	(74,899)	224,851	(107,883)
Net income (loss)	$18,247	$(69,055)	$279,125	$(102,312)
Less: Net loss attributable to noncontrolling interests	—	(26)	—	(111)
Net income (loss) attributable to ACIC	$18,247	$(69,029)	$279,125	$(102,201)
OTHER COMPREHENSIVE INCOME (LOSS):
Change in net unrealized gains (losses) on investments	(2,168)	(16,590)	2,063	(44,279)
Reclassification adjustment for net realized investment losses	6,725	78	6,808	1,847
Income tax benefit (expense) related to items of other comprehensive income (loss)	—	(6,187)	—	49
Total comprehensive income (loss)	$22,804	$(91,754)	$287,996	$(144,695)
Less: Comprehensive income (loss) attributable to noncontrolling interests	—	479	—	(164)
Comprehensive income (loss) attributable to ACIC	$22,804	$(92,233)	$287,996	$(144,531)

Weighted average shares outstanding
Basic	43,229,416	43,049,227	43,178,758	43,015,114
Diluted	43,805,217	43,049,227	43,690,435	43,015,114

Earnings available to ACIC common stockholders per share
Basic
Continuing operations	$0.53	$0.14	$1.25	$0.13
Discontinued operations	(0.10)	(1.74)	5.21	(2.50)
Total	$0.43	$(1.60)	$6.46	$(2.37)
Diluted
Continuing operations	$0.52	$0.14	$1.24	$0.13
Discontinued operations	(0.10)	(1.74)	5.15	(2.50)
Total	$0.42	$(1.60)	$6.39	$(2.37)

Dividends declared per share	$—	$—	$—	$0.06

Exhibit 99.1
Consolidated Balance Sheets
In thousands, except share amounts

	June 30, 2023	December 31, 2022
ASSETS
Investments, at fair value:
Fixed maturities, available-for-sale	$160,863	$204,682
Equity securities	—	15,657
Other investments	3,583	3,675
Total investments	$164,446	$224,014
Cash and cash equivalents	27,767	70,903
Restricted cash	49,501	45,988
Accrued investment income	1,632	1,605
Property and equipment, net	4,474	5,293
Premiums receivable, net	55,651	39,301
Reinsurance recoverable on paid and unpaid losses	658,814	796,546
Ceded unearned premiums	329,676	90,496
Goodwill	59,476	59,476
Deferred policy acquisition costs	34,821	52,369
Intangible assets, net	10,946	12,770
Other assets	33,496	3,920
Assets held for disposal	12,105	1,434,815
Total Assets	$1,442,805	$2,837,496
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$534,676	$842,958
Unearned premiums	387,311	258,978
Reinsurance payable on premiums	140,662	30,503
Payments outstanding	17,532	2,000
Accounts payable and accrued expenses	93,184	74,386
Operating lease liability	1,172	1,689
Other liabilities	11,490	14,815
Notes payable, net	148,521	148,355
Liabilities held for disposal	1,795	1,645,851
Total Liabilities	$1,336,343	$3,019,535
Commitments and contingencies
Stockholders' Equity:
Preferred stock, $0.0001 par value; 1,000,000 authorized; none issued or outstanding	—	—
Common stock, $0.0001 par value; 100,000,000 shares authorized; 43,618,569 and 43,492,256 issued, respectively; 43,406,486 and 43,280,173 outstanding, respectively	4	4
Additional paid-in capital	396,136	395,631
Treasury shares, at cost; 212,083 shares	(431)	(431)
Accumulated other comprehensive loss	(21,072)	(30,947)
Retained earnings (deficit)	(268,175)	(546,296)
Total Stockholders' Equity	$106,462	$(182,039)
Total Liabilities and Stockholders' Equity	$1,442,805	$2,837,496